Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
BY AND AMONG
BIG LOTS, INC.,
BIG LOTS STORES, INC.
AND
KENT LARSSON
This first amendment (“Amendment”) to the employment agreement (“Agreement”) by and among Big Lots, Inc. (“BLI”), Big Lots Stores, Inc. (“Big Lots”) and their affiliates, predecessors, successors, subsidiaries and other related companies (collectively the “Company”) and Kent Larsson (“Executive”), collectively, the “Parties,” dated August 17, 2005, is effective as of the date below (“Effective Date”). Capitalized terms used herein but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.
1.00 Section 3.01. Section 3.01 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
     The Company will pay to the Executive an annualized base salary of $200,000, which, at the discretion of the Company, may be adjusted from time to time in a manner that is consistent with the Company’s compensation policies in effect for Company employees with a similar title and position (“Base Salary”) but may not be adjusted to any amount lower than $200,000 without the Executive’s consent. The Executive’s Base Salary will be paid in installments that correspond with the Company’s normal payroll practices.
2.0 Section 3.02. Section 3.02 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
     The Executive will be eligible to receive bonus compensation (“Bonus”) under and subject to the terms of the Big Lots 2006 Bonus Plan (“Bonus Program”) for the fiscal year beginning January 29, 2006. The Executive’s Bonus will be an amount equal to the Base Salary at the end of such fiscal year multiplied by the Bonus payout percentage as determined under the Bonus Program. The Bonus Program is based upon the achievement of the Company’s annual financial plan. The Executive’s Bonus payout percentage consists of a maximum “Target Bonus” of 50 percent of Base Salary as defined in the Bonus Program and is subject to adjustment as provided in the Bonus Program; provided, however, the Executive’s Target Bonus will never be set at less than 50 percent of Base Salary. The payment of any earned Bonuses is subject to the terms of the Bonus Program and any agreements issued thereunder. The term “fiscal year” means the period beginning on the first Sunday after the Saturday closest to January 31st of each calendar year and ending on the Saturday closest to January 31st of the following calendar year.

3.0 Section 5.06. Section 5.06 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
     Beginning January 26, 2007, the Company may terminate the Executive’s employment at any time without Cause by delivering to the Executive a written notice specifying the date termination is to be effective. If all requirements of this Agreement are met (including those imposed under Section 7.00) and subject to Section 5.04[5], the Company will make the following payments to the Executive:
[1] Base Salary. The unpaid Base Salary the Executive earned to the date of termination. This amount will be paid in a single lump sum on the Company’s next regularly schedule payroll date for similarly situated employees.
[2] Bonus. The bonus due under the terms of the Bonus Program and Section 3.02.
[3] Income Continuation. The Executive will be entitled to receive an income continuation payment equal to $6,731 per calendar week until the last day of the twenty-eighth complete calendar week beginning after the termination date.
[4] Health Care. The Company will reimburse the Executive for the cost of continuing health coverage under COBRA, less the amount the Executive is expected to pay as an employee premium for this coverage, if any, until the earlier of [a] the last day of the twenty-eighth complete calendar week beginning after the termination date or [b] the date the Executive becomes eligible for the same or similar coverage under another benefit program. The amounts payable under this section will be increased to reimburse the Executive for federal, state and local income, employment and wage taxes associated with that reimbursement.
[5] Transportation. The Executive will be entitled to continue to receive the automobile benefits described in Section 3.06 until the last day of the twenty-eighth complete calendar week beginning after the termination date.
[6] Other. Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.
4.0 The Agreement. Except as otherwise provided herein, all provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed in all respects, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or amendment of any provision of the Agreement not specifically amended herein. All references to the Agreement shall be deemed to include this Amendment.

     IN WITNESS WHEREOF, the Parties have duly executed and delivered this Amendment on September 1, 2006.

BIG LOTS, INC.	KENT LARSSON

By: /s/ Steven S. Fishman	/s/ Kent Larsson

BIG LOTS STORES, INC.

By: /s/ Brad A. Waite